[Letterhead]


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Experts" and "Summary Consolidated Financial Data" and to the use of our reports dated October 31, 2005, on The Systems Group, Inc. and Systems Group Government Services, Inc. combined financial statements as of June 30, 2005 and for the six month period then ended, and our report dated February 8, 2006, on The Systems Group, Inc. and Systems Group Government Services, Inc. combined financial statements as of December 31, 2004 and 2003 and for the years then ended included in the Registration Statement (Form SB-2 No.333-130981) and related Prospectus of Safeguard Security Holdings, Inc. dated July 28, 2006.



/s/MONTGOMERY COSCIA GREILICH LLP
Plano, Texas
July 28, 2006